Contact: Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

Federal Judge Grants Injunction Shutting Down Lawson
Software, Inc.’s Infringing Software Products And Services

HERNDON, VA – May 24, 2011 – ePlus inc. (Nasdaq NGM: PLUS – news) announced that on May 23, 2011, Judge Robert E. Payne of the United States District Court for the Eastern District of Virginia entered a permanent injunction order requiring Lawson Software, Inc. (Nasdaq: LWSN) and its successors to immediately stop selling and servicing products relating to electronic procurement systems that infringe ePlus patents.  Lawson filed a motion with the District Court to stay the injunction pending appeal, and the motion was denied.  Lawson has also filed a motion for an emergency stay with the appellate court, which has not yet ruled.

Judge Payne’s injunction order applies to configurations of several Lawson products, including Lawson Procurement, Requisitions Self Service, Procurement Punchout, EDI, Lawson System Foundation, and Process Flow.  These products are components of the Lawson S3 Supply Chain Management suite.  The injunction order also extends to Lawson’s M3 e-Procurement software.

The injunction order was entered in response to ePlus’ request to permanently shut down all of Lawson’s infringing activity.  As ePlus requested, Judge Payne’s order shuts down not only Lawson’s sales of its infringing software products, but also prevents Lawson from any ongoing or future maintenance, training or installation of its infringing software products.

The injunction order also prohibits Lawson from publishing any literature or information that encourages the use or sale of its infringing products and requires Lawson to notify all of its customers who have purchased its infringing products of the terms of the injunction order.

The injunction order is effective immediately for most customers of Lawson’s infringing software products.  Judge Payne’s order provides a limited sunset period which permits Lawson to continue maintaining and servicing the infringing software products until November 23, 2011 to those customers who purchased the infringing products prior to January 27, 2011 and who are only providers of healthcare services.

The injunction order will remain in effect until the expiration of the ePlus patents, the latest of which is to expire on February 8, 2017.

The ePlus patents involve electronic procurement, and the inventions allow end-users to perform a wide variety of functions, including, but not limited to:

·	perform electronic searches, selections and comparisons as well as review items in multiple supplier catalogs;
·	find equivalent items and suitable replacements;
·	generate purchase orders from multiple vendors; and
·	electronically check inventory

“We are gratified that the Court has granted our request to shut down Lawson’s infringing activity and operations,” said Ken Farber, president of ePlus’ software subsidiaries.  “Judge Payne’s ruling will prevent Lawson from any further violation of the rights we have to protect our patented inventions.”

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 700 associates in 20+ locations serving federal, state, municipal, and commercial customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

About ePlus Systems, inc.

ePlus Systems, inc., a wholly owned subsidiary of ePlus inc., develops and markets enterprise supply management applications and services to meet the needs of supply management and product content management for customers across all industries. The combination of software and services gives customers the choices and tools to optimize their spend, including supplier enablement, catalog content management, eProcurement, spend analytics, document management, and asset management.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the unpredictability of litigation including our ability to successfully claim damages, whether any award ultimately received will exceed the costs incurred and the length of time it will take to bring matters to final resolution; our ability to protect our intellectual property; possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.